Exhibit 10.6

Private and Confidential

October 2, 2026

Laura Berner

Address on File with the Company

Re: Employment Agreement

Dear Laura:

Trex Bio, Inc., a Delaware corporation (the “Company”), is pleased to offer you continued employment pursuant to the following terms (this “Agreement”):

1.
Position. You will serve as the Company’s Chief Operating Officer, and you will report to the Company’s Chief Executive Officer. You agree to perform such duties consistent with your position and as the Company may direct from time to time. This is a full‑time exempt position. By signing this Agreement, you represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement.
2.
Start Date. This Agreement supersedes and replaces your employment agreement dated June 22, 2026, and is effective as of October 8, 2026 (the “Effective Date”).
3.
Location. Your primary workplace will be located in the Company’s office in South San Francisco. You understand that your duties may require periodic travel, which may be substantial at times.
4.
Salary. Effective as of the Effective Date, your base salary will be paid at a rate of $44,166.67 per month ($530,000 annualized) payable in accordance with the Company’s standard U.S. payroll schedule and practices, subject to adjustment from time to time by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof (the “Compensation Committee”) in its respective discretion (as adjusted, from time to time, the “Base Salary”).
5.
Annual Bonus. You will be eligible to receive an annual discretionary bonus (the “Annual Bonus”), in accordance with the Company’s bonus plan as in effect from time to time. Effective as of the Effective Date, the target amount of the Annual Bonus will be equal to 40% of your Base Salary (the “Target Annual Bonus”). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board or the Compensation Committee in its respective sole discretion, based upon the Company’s and your performance. Annual Bonuses are typically paid in the month of March of the year following the applicable bonus year. You will not be eligible for, and will not receive, any Annual Bonus (including a prorated bonus) if your employment terminates for any reason before any Annual

Bonus is paid. Your Annual Bonus for the year in which the Effective Date occurs will be prorated based on the target bonus percentages in effect before and after the Effective Date, weighted by the number of days in each respective period.
6.
Equity Incentive Compensation. You will be eligible for stock option and other equity incentive compensation awards under the Company’s 2024 Equity Incentive Plan, as it may be amended, modified and/or restated from time to time (the “Plan”) or any other stock option or other equity incentive plan made available to officers or employees of the Company, subject to the discretion of, and review and approval by, the Board or the Compensation Committee.
7.
Employee Benefits. Except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement (e.g., a severance pay plan), you will be eligible to participate in those employee benefit plans that are established for employees of the Company in the United States, in accordance with the then‑current terms and conditions of the applicable plans and programs, as in effect from time to time, and any other restrictions or limitations imposed by law. You acknowledge and agree that nothing in this Agreement will affect the Company’s right to amend or terminate any such plan or program in accordance with its terms, and that you will have no vested rights under any such plan or program except as expressly provided under the terms thereof.
8.
Paid Time Off (PTO). You will be entitled to paid time off, including vacation and sick leave, pursuant to the Company’s PTO policy as in effect from time to time and subject to the business needs of the Company.
9.
Reimbursement. Reimbursement of reasonable business expenses incurred in the performance of your duties shall be in accordance with the Company’s policies and procedures in effect from time to time and shall be subject to the delivery by you of reasonable documentation for such expenses. Any taxable reimbursement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A‑ 3(i)(1)(iv).
10.
Confidentiality, Proprietary Rights, Restrictive Covenant and Arbitration Agreement. You are required, as a condition of your continued employment, to continue to comply with the Confidentiality, Proprietary Rights, and Restrictive Covenant between you and the Company dated July 30, 2020 (the “Confidentiality Agreement”).
11.
“At Will” Employment Relationship. Employment with the Company is for no specific period of time. Your employment will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause (as defined in the Plan), other than as provided in Section 12. Any contrary representations that may have been made to you are superseded by this Agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
12.
Termination of Employment.

a.
Termination by the Company for Cause. The Company may terminate your employment for Cause (as defined in the Plan) upon written notice to you effective immediately, in which case you will not be entitled to receive any form of payment other than (i) your earned base salary through your last day of employment (the “Date of Termination”), (ii) reimbursement for any business expenses incurred by you consistent with Company policy through the Date of Termination; and (iii) amounts, if any, accrued and payable under the terms of the Company’s benefit plans including the PTO policy through the Date of Termination (together the “Accrued Obligations”).
b.
Termination by you without Good Reason. Notwithstanding the at‑will nature of your employment, if you terminate your employment voluntarily (other than for Good Reason), we ask that you provide the Company at least fourteen (14) days’ prior written notice, in which case you will not be entitled to receive any form of payment other than the Accrued Obligations. During such notice period, you agree to continue to perform all of your duties and obligations in accordance with this Agreement. The Company shall have the option, but not the obligation, to make your termination effective at any time prior to the end of such notice period, in which case, you shall be entitled to payment of your salary through the Date of Termination (and not through the end of the notice period). Such decision by the Company shall not be deemed a termination of your employment by the Company (either with or without Cause).
c.
Termination by the Company without Cause or Resignation with Good Reason Unrelated to a Change of Control. The Company may terminate your employment without Cause upon written notice to you effective immediately. In the event that the Company terminates your employment without Cause or you resign for Good Reason, then, in addition to the Accrued Obligations, you will be eligible for severance benefits as follows: (i) nine (9) months of your then‑current Base Salary as of the Date of Termination, such amount to be paid in substantially equal installments for the nine (9)-month period after the Date of Termination (the “Severance Term”) in accordance with the Company’s usual payroll practices and periods, subject to applicable taxes and withholdings (the “Salary Continuation Benefit”); and (ii) if you were participating in the Company’s group health plan immediately prior to the Date of Termination and you elect COBRA health continuation, payment of monthly COBRA premiums during the Severance Term at the same rate as the Company pays for active employees for you and your eligible dependents, subject to applicable COBRA terms and the Company’s ability to provide such payments in compliance with applicable requirements under the Internal Revenue Code (the “Code”), the Patient Protection and Affordable Care Act, or the Health Care and Education Reconciliation Act (the “Benefits Continuation Benefit” and together with the Salary Continuation Benefit, the “Severance Benefits”). Your entitlement to the Severance Benefits is conditioned on you timely executing and not revoking a valid Release that becomes effective, if at all, by the sixtieth (60th) calendar day following the date your employment terminates (the “Release Requirement”). Any Severance Benefits during the period after the Date of Termination and before the Release becomes effective shall be paid with the first payroll after the Release becomes effective (it being understood, further, that if the period during which you may consider or revoke the Release crosses calendar years, the Severance Benefits shall commence in the first payroll period of the second calendar year). Your right to the Severance Benefits is further conditioned on your ongoing compliance with your obligations under the Confidentiality Agreement. In the event you fail to comply with such obligations, the Company’s obligation to provide you any additional Severance Benefits shall cease immediately.

d.
Termination by the Company without Cause or Resignation with Good Reason Related to a Change of Control. In the event that your employment with the Company is terminated by the Company without Cause or you resign for Good Reason during the period three months before through twelve months following a Change of Control (as defined below), and provided that you remain in compliance with the terms of this Agreement and the Confidentiality Agreement and subject to the Release Requirement, your Severance Benefits will be modified as follows (without duplication of any Severance Benefits provided under subsection (c) above): (i) the Salary Continuation Benefit shall reflect an amount equal to twelve (12) months of your then‑current Base Salary as of the Date of Termination and the Severance Term shall be for a period of 12 months; (ii) the Benefits Continuation Benefit shall be paid over a Severance Term of 12 months; (iii) you shall be entitled to receive a lump sum payment equal to 100% of your then-current Target Annual Bonus, payable no later than sixty (60) days following the Date of Termination; and (iv) all unvested equity-based incentive compensation awards then held by you shall be accelerated such that 100% of the shares underlying such awards shall be deemed immediately vested and exercisable as of the later of the Change of Control and the date of your termination of employment (the payments and benefits provided in subsections (i)-(iv), the “Enhanced Severance Benefits”). Your entitlement to the Enhanced Severance Benefits is conditioned on your satisfaction of the Release Requirement. Any Enhanced Severance Benefits otherwise due or payable during the period after the Date of Termination and before the Release becomes effective shall be paid with the first payroll after the Release becomes effective (it being understood, further, that if the period during which you may consider or revoke the Release crosses calendar years, the Enhanced Severance Benefits shall commence in the first payroll period of the second calendar year). Your right to the Enhanced Severance Benefits is further conditioned on your ongoing compliance with your obligations under the Confidentiality Agreement. In the event you fail to comply with such obligations, the Company’s obligation to provide you any additional Enhanced Severance Benefits shall cease immediately.
e.
Section 409A Matters.
i.
This Agreement shall be construed consistently with the mutual intent that all payments and benefits required hereunder be exempt from or comply with the requirements of Section 409A of the Code, as may be amended from time to time (“Section 409A”). In the case that the Company becomes a publicly traded company and you are deemed a “specified employee” (as defined in Section 1.409A-1(i)), any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-l(b)(9)(iii), as determined by the Company in its sole discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-l(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A .
ii.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean a “separation from service” within the meaning of Section 409A. Each payment pursuant to this Agreement (including each installment of the severance payments described above) is intended to constitute a separate payment for purposes of Treasury regulation section 1.409A-2(b)(2). If any payments or benefits under Section 12(c) or (d) above constitute “non-qualified deferred compensation” under Section 409A of the Code, and the period to execute the release described in such section commences in one calendar year and ends in another calendar year, then regardless of when the release is returned to the Company and becomes effective, the release effective date will not be deemed to occur until such later calendar year.
iii.
All in‑kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. The amount of in‑kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in‑kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in‑kind benefits is not subject to liquidation or exchange for another benefit.
iv.
Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided are exempt from or comply with Section 409A, and nothing in this Agreement shall require the Company to satisfy your obligation to pay, or indemnify you with respect to, required taxes on any amounts or benefits provided by the Company, including any taxes imposed under Section 409A.
f.
If during the term of employment the Company adopts a formal plan for members of senior management of the Company that includes Severance Benefits, Enhanced Severance Benefits and/or Change of Control provisions, such plan shall supersede to the extent the terms of such plan, taken together, are more generous than those contained in this Section 12.
13.
Policies. Your employment will be subject to the various policies of the Company in effect from time to time.
14.
Section 280G.

In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 14, would be subject to the excise tax imposed by Section 4999 of the Code, then, your severance and other benefits under this Agreement and such other amounts otherwise payable or provided to you shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in your receipt on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section

409A as deferred compensation and (ii) cash payments not subject to Section 409A, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A as deferred compensation and (ii) equity-based compensation not subject to Section 409A. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A and benefits which are exempt from Section 409A. Unless you and the Company otherwise agree in writing, any determination required under this Section 14 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 14, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 14. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 14.

15.
Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” has the same meaning as “Acquisition” as defined in the Plan and shall be interpreted accordingly.

“Good Reason” means any of the following actions by the Company without your written consent: (a) a material reduction in your duties or responsibilities that is inconsistent with your position; provided, that a mere change of title alone shall not constitute such a material reduction; (b) the requirement that you change your principal office to a facility that increases your one-way commute by more than forty (40) miles; or (c) a material reduction in your annual base salary or a material reduction in your employee benefits (e.g., medical, dental, insurance, short- and long-term disability insurance and 401(k) retirement plan benefits, collectively, the “Employee Benefits”) to which you are entitled immediately prior to such reduction (other than (i) in connection with a general decrease in the salary or Employee Benefits of all similarly situated employees and (ii) following such Acquisition, to the extent necessary to make your salary or Employee Benefits commensurate with those other employees of the Company or its successor entity or parent entity who are similarly situated with you following such Acquisition); provided, however, in each case above the Company is given thirty (30) days to cure.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

16.
Departure Procedures. Upon the termination of your employment and prior to your departure, you agree to submit to an exit interview and to surrender to the Company all proprietary or Confidential Information (as defined in the Confidentiality Agreement) and other property belonging to the Company. Further, you hereby authorize the Company to offset, to the fullest extent permitted by law, against any final amounts that may be paid to you any amounts that you owe to the Company or its affiliates as of such date.
17.
Tax Matters. All forms of compensation and benefits provided to you by the Company are subject to reduction (or payment by you, to the extent that additional amounts are required) to reflect applicable withholding and payroll taxes and other deductions authorized or required by federal, state and local law. You are encouraged to obtain your own tax advice regarding your compensation and benefits from the Company.
18.
Interpretation and Amendment. This Agreement, together with the Confidentiality Agreement, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company including, but not limited to, your employment agreement with the Company dated June 22, 2026. This Agreement may not be amended or modified, except by an express written agreement signed by you and by a duly authorized officer of the Company (other than you).
19.
Assignment; Severability. This Agreement is not assignable, in whole or in part, by you. The Company may assign this Agreement in its sole discretion and without your consent, including to any successor, Affiliate or other assignee (and upon any such assignment, the references in this Agreement to the Company shall also apply to any such assignee unless the context otherwise requires). In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision or the application of such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.
20.
Governing Law; Venue. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree that any dispute shall be brought only in, and you agree to submit to the exclusive jurisdiction of, the courts of and in the State of California in connection with any dispute arising out of, connected with, or relating to this Agreement or your employment or other association with the Company or the termination of the same.
21.
Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when (a) delivered (i) in person, (ii) by depositing in the United States mail, postage prepaid, or (iii) by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), and (b) addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board Chair, or to such other address as either party may specify by notice to the other actually received.

We are excited about continuing to work with you. You may indicate your agreement with these terms and accept this Agreement by signing and dating the enclosed duplicate of this Agreement and returning it to Johnston Erwin.

Very truly yours,

/s/ M. Johnston Erwin, Jr.

M. Johnston Erwin, Jr.

Trex Bio, Inc.

The undersigned hereby accepts continued employment with the Company on the terms and conditions set forth above.

Laura Berner

Print Name

/s/ Laura Berner

Signature

10/2/2026

Date